 EXHIBIT 21.1

Puget Energy, Inc.

SUBSIDIARIES

1.     Puget Sound Energy, Inc.
       411 108th Avenue N.E., 15th floor
       Bellevue, WASHINGTON  98004-5515

2.     InfrastruX Group, Inc.
       411 108th Avenue N.E., 15th floor
       Bellevue, WASHINGTON  98004-5515